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Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Heritage Property Investment Trust, Inc.
    and Unitholders of Bradley Operating Limited Partnership:

We consent to the incorporation by reference in the registration statements (Nos. 333-116298 and 333-121578) on Form S-4/A of Heritage Property Investment Trust, Inc. of our report dated March 29, 2005, with respect to the consolidated balance sheets of Bradley Operating Limited Partnership as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2004 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Bradley Operating Limited Partnership.

(signed) KPMG LLP

Boston, Massachusetts
March 29, 2005

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Consent of Independent Registered Public Accounting Firm